Vaughan Foods, Inc. Reports 1st Quarter Operating Results
MOORE, Okla., May 12, 2011 -- Vaughan Foods, Inc. (OTCBB:FOOD.OB), a regional leader in fresh-cut vegetables and fruit products, and a broad line of refrigerated prepared salads, sauces, soups, and side-dishes, today announced its operating results for the first quarter ended March 31, 2011.
Revenues increased by $1.9 million or 8.7 percent in the first quarter compared to the year-earlier quarter, driven primarily by enhanced pricing and shifts in product mix from lower margin items to higher margin items. The Company expects this shift in product mix to continue throughout 2011, as management resumes its focus on the top line. Vaughan has a robust sales pipeline and will continue to increase its emphasis on top line growth during 2011.
Vaughan recorded a net loss of $0.2 million, or $0.02 per share, compared to net earnings of $0.1 million or $0.02 per share in the comparable quarter of 2010. Gross profit was 9.3 percent in the first quarter, compared with 12.7 percent in the first quarter of 2010.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $0.4 million in the 2011 first quarter, compared with $1.1 million in the first quarter of 2010.
Revenues improved during the first quarter, reversing a moderately negative trend. However, the quarter was also affected by several external factors, including (a) weather-related quality and supply issues in produce, leading to higher costs, lower quality, lower yields and increased plant labor, (b) two major blizzards in the Midwestern United States, and (c) spiking fuel costs.
In January 2011, our industry experienced a significant loss of crop acres and yields due to a fungal disease called Airborne Sclerotinia, which is caused by cold and wet conditions. The fungal disease has had an adverse effect on the quality of Iceberg and romaine lettuce. The loss in crop yields caused significant shortages of product for an extended period of time, resulting in high prices for raw materials. As noted in its full year 2010 earnings announcement in March, Vaughan experienced challenges during the first quarter of 2011 due to the raw material shortages and elevated costs. However, we were able to maintain our gross margin at the full year 2010 level due to an accompanying increase in revenue as noted above.
In late January and early February, a historic blizzard, shut down the Oklahoma City metropolitan area for three business days, including the company's primary production plant in Moore, Oklahoma, resulting in lost sales and spoiled inventory. One week later, another major snowstorm affected businesses for 2 days. These snowstorms hampered Vaughan's ability to receive raw materials, deploy production labor, and schedule and move transportation equipment.
Fuel costs alone increased by $284,000 in the first quarter of 2011, compared with the year-earlier quarter.
Although Vaughan was able to partially mitigate the effects of higher product and transportation costs through pricing adjustments, the net effect of all of these factors was a reduction in gross profit of $585,000 for the quarter.
“Even though we reversed the top line trend, our operating results were not as strong as we would have liked, primarily reflecting the effects of a number of external factors, said Herb Grimes, Chairman and CEO of Vaughan Foods. “However, the company has worked to reposition its product mix with higher margin products and has put in place sales and marketing programs targeting both current and potential customers. We are now coming into our peak season, and expect to see growth in the top line this year. We also expect margins and earnings to return to a more normal range, as costs stabilize” concluded Mr. Grimes.

Investor Conference Call
Vaughan management will host an investor conference call on Friday, May 13, 2011 at 10:00 a.m. ET to discuss these results.
Interested parties should call 877-353-0040 (domestic) or 970-315-0529 (international) at least 5 minutes before the scheduled start time (no passcode required). You may also access this call via the Internet at:
http://www.vaughanfoods.com
For those who are unavailable to listen to the live broadcast, a replay will be available through June 3, 2011 and can be accessed by dialing 800 642-1687 (domestic), and 706 645-9291 (international). The conference ID is 66664894.
About Vaughan Foods, Inc.
Vaughan Foods is an integrated manufacturer and distributor of value-added, refrigerated foods. We are uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week. We sell to both food service and retail sectors. Our products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes. Our primary manufacturing facility is in Moore, Oklahoma. Our soups and sauces are manufactured in our facility in Fort Worth, Texas.
Safe Harbor Statement
This press release contains forward-looking statements about the future performance of Vaughan Foods, Inc. based on Management's assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company's Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Furthermore, Vaughan Foods, Inc. undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.
Investor Relations Contact
Cameron Associates
Investor Contact:
Paul Henning
212-554-5462
Paul@cameronassoc.com